Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
(205) 944-1312

HIBBETT REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

•Fourth Quarter Fiscal 2022 Comp Sales Decline 1.0% Versus Fourth Quarter Fiscal 2021; Two-Year Comp Sales Increase of 20.7%
•Full Year Comp Sales Increase 17.4% Versus Fiscal 2021; Two-Year Comp Sales Increase of 43.7%
•Fourth Quarter Diluted EPS of $1.25; Full Year Diluted EPS of $11.19

BIRMINGHAM, Ala. (March 4, 2022) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, provided financial results for its fourth quarter and full year ended January 29, 2022 (“Fiscal 2022”) and business updates.

Mike Longo, President and Chief Executive Officer, stated, “As we previously communicated, fourth quarter comparable sales decreased 1.0% while full-year comparable sales increased 17.4% versus the prior year. We have also achieved significant growth on a two-year basis as fourth quarter comparable sales have grown nearly 21% and full year comparable sales have increased by almost 44% versus the same periods in Fiscal 2020. Although the second half of the fourth quarter was weaker than anticipated due to ongoing supply chain challenges, inflation concerns for the consumer and increased COVID-19 cases, we believe these negative factors that impacted traffic and transaction volume from late December through January will begin to subside in the coming months.”

Mr. Longo continued, “The rapid growth of our business over the last two fiscal years has been accompanied by significant investments in customer acquisition and retention, new store growth, improving existing store productivity, enhancing omni-channel features and functionality, optimizing our delivery capabilities and modernizing the back-office infrastructure. We believe this upgraded business model differentiates us from our competition and is more capable of sustained profitable growth than prior to the pandemic. Our vendor relationships remain strong, allowing us to offer a unique assortment of difficult to find products in the communities we serve. In addition, we have approximately 11,000 team members across our organization committed to providing every consumer with an outstanding experience. We are excited to continue building our Hibbett and City Gear brands and expect to continue delivering strong sales and profitability results in the years to come.”

Fourth Quarter Results

Net sales for the 13-weeks ended January 29, 2022, increased 1.7% to $383.3 million compared with $376.8 million for the 13-weeks ended January 30, 2021, and reflected a two-year increase of 22.5% in comparison to the $313.0 million for the 13-weeks ended February 1, 2020. Compared to the 13-weeks ended January 30, 2021, comparable sales decreased 1.0%. After a strong sales trend leading up to the Christmas holiday, traffic and transactions declined in the back half of the quarter. We believe disruption in the supply chain, most notably in the footwear category, coupled with consumer concern over inflation and an increase in COVID-19 cases driven by the Omicron variant were significant contributors to the sales shortfall.

Brick and mortar comparable sales decreased 1.6% and e-commerce comparable sales increased 1.8%. E-commerce sales represented 17.1% of total net sales for both the 13-weeks ended January 29, 2022, and the 13-weeks ended January 30, 2021. On a two-year basis, comparable sales increased 20.7% versus the 13-weeks ended February 1,

2020. Brick and mortar comparable sales increased 15.9% and e-commerce sales grew 48.1% over this two-year period.

Gross margin was 35.1% of net sales for the 13-weeks ended January 29, 2022, compared with 37.1% of net sales for the 13-weeks ended January 30, 2021. The approximate 200 basis point decline was primarily due to shifting launch schedules, additional promotional activity, higher freight costs and deleverage in store occupancy costs resulting from the negative comp sales performance.

Store operating, selling and administrative (“SG&A”) expenses as a percent of net sales were 26.4% of net sales for the 13-weeks ended January 29, 2022, compared with 26.8% of net sales for the 13-weeks ended January 30, 2021. This slight improvement is the result of more efficient management of wage and related employee benefit expenses and lower impairment charges partially offset by increased costs of advertising, professional services, transaction fees and back-office infrastructure expenses. Excluding certain City Gear acquisition and integration expenses that occurred during the 13-weeks ended January 30, 2021, SG&A expenses were 26.4% of net sales for the 13-weeks ended January 29, 2022, compared to 26.7% of net sales for the 13-weeks ended January 30, 2021.

Net income for the 13-weeks ended January 29, 2022, was $17.7 million, or $1.25 per diluted share, compared to $23.9 million, or $1.39 per diluted share for the 13-weeks ended January 30, 2021. As there were no adjustments in the fourth quarter of Fiscal 2022, net income of $17.7 million, or $1.25 per diluted share for the 13-weeks ended January 29, 2022, compared to adjusted net income of $24.1 million, or $1.40 per diluted share for the 13-weeks ended January 30, 2021.

During the fourth quarter, we opened 12 new stores and closed two stores, bringing the store base to 1,096 in 35 states as of January 29, 2022. Included in open and closed stores is one Sports Additions store rebranded to a Hibbett store.

We ended the fourth quarter of Fiscal 2022 with $17.1 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet. As of January 29, 2022, we had no debt outstanding and full availability under our $100.0 million unsecured credit facility.

Inventory at the end of the fourth quarter of Fiscal 2022, was $221.2 million, a 9.5% increase compared to the prior year fourth quarter, although continuing supply chain constraints have not allowed us to get inventory back to ideal levels.

Capital expenditures during the 13-weeks ended January 29, 2022, were $27.3 million compared to $14.0 million in the 13-weeks ended January 30, 2021. The current quarter capital expenditures were mainly related to store development activities in addition to corporate infrastructure projects.

During the 13-weeks ended January 29, 2022, the Company repurchased 417,741 shares of common stock for a total expenditure of $29.6 million, including 850 shares acquired from holders of restricted stock unit awards (“RSUs”) to satisfy tax withholding requirements of $0.1 million. The Company also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.3 million.

Fiscal Year Results

Net sales for the 52-weeks ended January 29, 2022, increased 19.1% to $1.69 billion compared with $1.42 billion for the 52-weeks ended January 30, 2021, and increased 42.8% over two years from $1.18 billion in the 52-weeks ended February 1, 2020. Comparable sales increased 17.4%, versus the 52-weeks ended January 30, 2021. Brick and mortar comparable sales were up 21.4% and were nominally offset by a decline in e-commerce sales of 1.6%. E-commerce sales represented 13.8% of total sales in the 52-weeks ended January 29, 2022, compared to 16.7% of total sales in the 52-weeks ended January 30, 2021. Over two years, comparable sales increased 43.7% versus the 52-weeks ended February 1, 2020. Brick and mortar comparable sales increased 37.9% and e-commerce sales grew 89.0% over this two-year period.

Gross margin was 38.2% of net sales for the 52-weeks ended January 29, 2022, compared with 35.5% of net sales for the 52-weeks ended January 30, 2021. This is the result of historically high margin performance in the first half of the year driven by higher sell-through, a low promotional environment and a greater mix of in-store sales, which carry a higher margin than e-commerce sales. Excluding adjustments to our non-cash inventory reserves in the 52-weeks ended January 30, 2021, the current year gross margin of 38.2% is comparable to the adjusted gross margin of 35.8% in the prior year.

SG&A expenses, including goodwill impairment in the prior year, were 22.6% of net sales for the 52-weeks ended January 29, 2022, compared with 26.5% of net sales for the 52-weeks ended January 30, 2021. This improvement is the result of wage and related employee benefit expense leverage and lower impairment charges partially offset by increased costs of advertising and professional services. Excluding certain City Gear acquisition and integration expenses and pandemic related impairment and valuation costs that occurred in the 52-weeks ended January 30, 2021, SG&A expenses were 22.6% of net sales for the 52-weeks ended January 29, 2022, compared with 23.7% of net sales for the 52-weeks ended January 30, 2021.

Net income for the 52-weeks ended January 29, 2022, was $174.3 million, or $11.19 per diluted share, compared to $74.3 million, or $4.36 per diluted share for the 52-weeks ended January 30, 2021, prior to adjustments related to COVID-19 and the acquisition of City Gear. As there were no adjustments in the current year, net income for the 52-weeks ended January 29, 2022, of $174.3 million, or $11.19 per diluted share, compares to adjusted net income of $104.3 million, or $6.12 per diluted share for the 52-weeks ended January 30, 2021.

During Fiscal 2022, we opened 36 new stores (which included one Sports Additions store rebranded as a Hibbett store) and closed seven stores. Store closures were composed of underperforming stores and one rebranded store.

Capital expenditures during the 52-weeks ended January 29, 2022, were $71.2 million compared to $34.8 million in the 52-weeks ended January 30, 2021. Current year capital expenditures were mainly related to store development activities (new store units, remodels, expansions and relocations) in addition to corporate infrastructure projects.

During the 52-weeks ended January 29, 2022, the Company repurchased 3,416,846 shares of common stock for a total expenditure of $271.1 million, including 46,095 shares acquired from holders of RSUs to satisfy tax withholding requirements of $3.3 million. The Company also initiated a recurring quarterly dividend earlier in the year that resulted in a cash outlay of $10.9 million.

Full Year Fiscal 2023 Outlook

We expect to face a number of business and economic challenges in the 52-weeks ending January 28, 2023 (“Fiscal 2023”). This includes ongoing supply chain disruption, a lack of stimulus and unemployment benefits, inflation, wage pressures and a more cautious consumer. These factors contribute to the complexity and volatility in forecasting Fiscal 2023 results.

Considering the factors noted above, we are providing an overview of our estimated GAAP results for Fiscal 2023. Additional commentary and insight will be provided at our upcoming fourth quarter and full year investor call.

Sales Guidance

•Total net sales are expected to be relatively flat in dollars compared to our Fiscal 2022 results. This implies comparable sales are expected to be in the negative low-single digits for the full year. Brick and mortar comp sales are expected to be in the negative low-single digit range while e-commerce revenue is anticipated to be in the positive mid-single digit range.
•It is anticipated that comparable sales will be in the negative low-teen range in the first half of the year with an expectation of positive high-single digit comp sales in the second half of the year. Sales forecasts are based on assumptions that as the year progresses, supply chain constraints ease, timing of inventory receipts becomes more consistent and predictable and our overall inventory position strengthens.

•Net new store growth is expected to be in the range of 30 to 40 stores with new units relatively evenly spread throughout the year.

Additional Guidance

•As a result of ongoing supply chain challenges, a higher mix of e-commerce sales, an increased promotional environment, inflationary pressures and some deleverage of store occupancy costs, gross margin as a percent of net sales is anticipated to decline by approximately 130 to 160 basis points compared to Fiscal 2022 results. This expected full year gross margin range of 36.6% to 36.9% as a percent of net sales is above pre-pandemic levels. We expect gross margin results in comparison to the prior year will become more favorable as the year progresses.
•SG&A as a percent of net sales is expected to increase by 70 to 100 basis points in comparison to Fiscal 2022 results due to wage inflation, deleverage of fixed costs driven by relatively flat sales expectations and annualization of back-office infrastructure investments in Fiscal 2022. The expected full year SG&A expense range of 23.3% to 23.6% as a percent of net sales is below pre-pandemic levels. We expect the year-over-year quarterly SG&A comparisons will become less challenging in the back half of the year due to an expectation of an improving inventory and sales environment.
•Operating profit is expected to be in the low double-digit range as a percent of sales, also above pre-pandemic levels.
•Diluted earnings per share are anticipated to be in the range of $9.75 - $10.50 using an estimated full year tax rate of 24.5% and an estimated weighted average diluted share count of 13.5 million.
•Capital expenditures are anticipated to be in the range of $60 to $70 million dollars with a focus on new store growth, remodels and additional technology and infrastructure investments.
•Our capital allocation strategy continues to include share repurchases and recurring quarterly dividends in addition to the capital expenditures noted above.

Non-GAAP results are not expected to materially differ from GAAP results.

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 10:00 a.m. ET on Friday, March 4, 2022, to discuss the Company’s fourth quarter and full year results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,096 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures for both the 13-weeks and 52-weeks ended January 30, 2021, including adjusted net income, diluted earnings per share, gross margin, SG&A expenses and operating income as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic and the acquisition of City Gear. Costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets and lower of cost or net realizable value inventory reserve charges. The costs related to the acquisition of City Gear include change in valuation of the contingent earnout and professional fees. There were no non-GAAP financial measures for either the 13-weeks or 52-weeks ended January 29, 2022.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as Fiscal 2023 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, the impact of the COVID-19 pandemic on our business, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including the COVID-19 pandemic, or other significant or catastrophic events such as extreme weather, natural disasters or climate change; fluctuations in the costs of our products; acceleration of costs associated with the protection of the health of our employees and customers; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from an acquisition, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				52-Weeks Ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$383,348		$376,830		$1,691,184		$1,419,657
Cost of goods sold	248,751	64.9%	237,123	62.9%	1,044,777	61.8%	915,169	64.5%
Gross margin	134,597	35.1%	139,707	37.1%	646,407	38.2%	504,488	35.5%
Store operating, selling and administrative expenses	101,086	26.4%	101,017	26.8%	382,414	22.6%	356,856	25.1%
Goodwill impairment	—	—%	—	—%	—	—%	19,661	1.4%
Depreciation and amortization	10,408	2.7%	7,688	2.0%	35,827	2.1%	29,583	2.1%
Operating income	23,103	6.0%	31,002	8.2%	228,166	13.5%	98,388	6.9%
Interest expense, net	(83)	—%	(28)	—%	(274)	—%	(436)	—%
Income before provision for income taxes	23,020	6.0%	30,974	8.2%	227,892	13.5%	97,952	6.9%
Provision for income taxes	5,361	1.4%	7,042	1.9%	53,579	3.2%	23,686	1.7%
Net income	$17,659	4.6%	$23,932	6.4%	$174,313	10.3%	$74,266	5.2%

Basic earnings per share	$1.30		$1.45		$11.63		$4.49
Diluted earnings per share	$1.25		$1.39		$11.19		$4.36

Weighted average shares outstanding:
Basic	13,594		16,534		14,993		16,547
Diluted	14,083		17,203		15,582		17,037

Percentages may not foot due to rounding.

HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands)

	January 29, 2022	January 30, 2021
Assets
Cash and cash equivalents	$17,054	$209,290
Inventories, net	221,219	202,038
Other current assets	38,741	28,472
Total current assets	277,014	439,800

Property and equipment, net	145,967	107,159
Operating right-of-use assets	243,751	216,224
Finance right-of-use assets	2,186	3,285

Tradename intangible asset	23,500	23,500
Deferred income taxes, net	7,187	14,625
Other assets, net	3,612	3,573
Total assets	$703,217	$808,166

Liabilities and Stockholders’ Investment
Accounts payable	$85,647	$107,215
Operating lease obligations	68,521	58,613
Finance lease obligations	975	956
Other accrued expenses	39,721	58,536
Total current liabilities	194,864	225,320

Long-term operating lease obligations	212,349	186,133
long-term finance lease obligations	1,427	2,599
Other noncurrent liabilities	3,062	3,078
Stockholders’ investment	291,515	391,036
Total liabilities and stockholders’ investment	$703,217	$808,166

HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Sales Information
Net sales increase	1.7%	20.4%	19.1%	19.9%
Comparable sales (decrease) increase	(1.0)%	21.9%	17.4%	22.2%

Store Count Information
Beginning of period	1,086	1,074	1,067	1,081
New stores opened	12	14	36	28
Stores closed	(2)	(21)	(7)	(42)
End of period	1,096	1,067	1,096	1,067
Estimated square footage at end of period (in thousands)	6,198	6,022

Balance Sheet Information
Average inventory per store (in thousands)	$202	$189

Share Repurchase Information
Shares purchased under our stock repurchase program	416,891	150,318	3,370,751	578,336
Cost (in thousands)	$29,500	$6,969	$267,826	$16,718
Settlement of net share equity awards	850	7,493	46,095	42,449
Cost (in thousands)	$80	$414	$3,257	$897

HIBBETT, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands, except per share amounts)
(unaudited)

	13-Weeks Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$237,123	$—	$—	$237,123	62.9%
Gross margin	$139,707	$—	$—	$139,707	37.1%
SG&A expenses	$101,017	$229	$—	$100,788	26.7%
Operating Income	$31,002	$229	$—	$31,231	8.3%
Provision for income taxes	$7,042	$52	$—	$7,094	1.9%
Net income	$23,932	$177	$—	$24,109	6.4%
Diluted earnings per share	$1.39	$0.01	$—	$1.40

(1) Excluded acquisition amounts during the 13-weeks ended January 30, 2021, related to the acquisition of City Gear, LLC, consist of change in the valuation of contingent earnout.

(2) There were no excluded amounts related to the COVID-19 pandemic during the 13-weeks ended January 30, 2021.

	52-Weeks Ended January 30, 2021
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$915,169	$—	$3,043	$912,126	64.2%
Gross margin	$504,488	$—	$3,043	$507,531	35.8%
SG&A expenses	$356,856	$4,608	$15,743	$336,505	23.7%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating income	$98,388	$4,608	$38,447	$141,443	10.0%
Provision for income taxes	$23,686	$1,394	$11,645	$36,725	2.6%
Net income	$74,266	$3,214	$26,802	$104,282	7.3%
Diluted earnings per share	$4.36	$0.19	$1.57	$6.12

(1) Excluded acquisition amounts during the 52-weeks ended January 30, 2021, related to the acquisition of City Gear, LLC, consist primarily of change in the valuation of contingent earnout and accounting and professional fees.

(2) Excluded amounts during the 52-weeks ended January 30, 2021, related to the COVID-19 pandemic, consist primarily of net non-cash lower of cost or market reserve charges in cost of goods sold and impairment costs (goodwill, tradename and other assets) in SG&A.